EXHIBIT 2
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                                   ASSIGNMENT




         THIS ASSIGNMENT dated as of December 13, 2006, is executed and delivered by Robert N. Downey, a resident of the State of New York (the "Assignor") in favor of Lavin Holdings, LLC, a New Jersey limited liability company (the "Assignee").

         Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor's right, title and interest in and to that certain Registration Rights Agreement dated as of June 15, 1998 between NoFire Technologies, Inc., a Delaware corporation ("NoFire"), Assignor and certain others, as amended by an Amendment to Registration Rights Agreement dated as of January 7, 2000.

         This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be duly executed as of the date first above written.




ASSIGNEE:

LAVIN HOLDINGS, LLC


By:  /s/ James F. Lavin                        /s/ Robert N. Downey
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         Name:  James F. Lavin                 Robert N. Downey
         Title:  Manager